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                                                                     Exhibit 5.4

                                November 25, 2003

To The Persons Listed On
Schedule A Attached Hereto

                  Re:      U.S Bank Trust National Association

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to U.S. Bank Trust National Association, a national banking association ("US Bank"), solely for purposes of delivering this opinion letter in connection with the Pass Through Trust Agreement, dated as of March 21, 2002 (the "Trust Agreement"), among American Airlines, Inc., a Delaware corporation ("American Airlines"), and US Bank, as trustee. This opinion is being delivered at your request. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth or referenced in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

                  We have examined originals or copies of the following documents:

                  (a)      the Trust Agreement;

                  (b) the prospectus relating to the Pass Through Trust Certificates in American Airlines' and AMR Corporation's Registration Statement on Form S-3 (the "Prospectus");

                  (c)      the Articles of Association of US Bank;

                  (d)      the By-Laws of US Bank; and

                  (e) a certificate of an assistant secretary of US Bank, dated the date hereof, with respect to various matters.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have

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To The Persons Listed On
Schedule A Attached Hereto
November 25, 2003
Page 2

assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

                  1. Neither the execution, delivery and performance by US Bank of the Trust Agreement, nor the consummation of any of the transactions by US Bank contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency under the laws of the State of Delaware governing the trust powers of US Bank.

                  2. Neither the execution, delivery and performance by US Bank of the Trust Agreement, nor the consummation of any of the transactions by US Bank contemplated thereby, is in violation of the articles of association or bylaws of US Bank or of the laws of the State of Delaware governing the trust powers of US Bank.

                  3. Assuming that, for federal income tax purposes, a trust created under the Trust Agreement (the "Trust") will not be treated as a corporation, but rather, will be classified either as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code or as a partnership, (i) the Trust will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee, or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) holders of Certificates of the Trust that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee, or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling such Certificates.

                  The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

                  A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware, except that we express no opinion with respect to (i) federal laws, including, without limitation, the Securities Act of

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To The Persons Listed On
Schedule A Attached Hereto
November 25, 2003
Page 3

1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, and laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended), (ii) state securities or blue sky laws or (iii) laws, rules and regulations relating to aircraft or aviation.

                  B. We have assumed that the Trust has no employees or tangible property, real or personal, within the State of Delaware (for this purpose, cash and tangible evidences of intangible property are not tangible personal property) and that the activities of US Bank conducted in Delaware, if any, will be limited as described in Section 2.04 of the Trust Agreement.

                  C. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

                  This opinion may be relied upon by you in connection with the matters set forth herein. We also hereby consent to the reliance by Debevoise & Plimpton as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof. We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Richards, Layton & Finger, P.A.

                                             RICHARDS, LAYTON & FINGER, P.A.

EAM/RGB/XJS

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                                   SCHEDULE A

American Airlines, Inc.

US Bank Trust National Association